Exhibit 99.1

Bentley Park 2 Holland Way Exeter, NH 03833-2937	News Release
Tel: 603.658.6100 Fax: 603.658.6101/6102 www.bentleypharm.com	Contacts: Michael D. Price Vice President, Chief Financial Officer
Bentley Pharmaceuticals, Inc. 603.658.6100 mprice@bentleypharm.com

FOR IMMEDIATE RELEASE	Investor Relations: Feinstein Kean Healthcare 617.577.8110 Investor Contact: Tara Spiess 914.921.5900

BENTLEY PHARMACEUTICALS REPORTS FIRST QUARTER 2006 RESULTS

— Revenues up 17%; 24% in Constant Currency  —
— Profitability in Specialty Generics Business Supports Increased Investment in Drug Delivery Business —

EXETER, NH May 10, 2006 — Bentley Pharmaceuticals, Inc. (NYSE: BNT), a specialty pharmaceutical company, today reported financial and operating results for the three months ended March 31, 2006. The Company continues to experience double-digit revenue growth in its specialty generics business, fueled by increased product sales and non-U.S. licensing and manufacturing agreements. The specialty generics business received 12 new product approvals in the first quarter of 2006. Bentley also more than doubled its investment in research and development programs for its drug delivery business as compared to the first quarter of 2005, with a specific emphasis on accelerating clinical research and development of an intranasal insulin product which is based on the Company’s proprietary drug delivery platform, CPE-215®.

Key first quarter results include:

Specialty Generics Business

•                  Revenues from the Company’s specialty generics business rose 14% to $26.6 million in the first quarter of 2006 from $23.4 million in the first quarter of 2005 (21% growth in constant currency);

•                  Net product sales to customers under license and manufacturing agreements increased 38% to $9.5 million compared to $6.8 million in the prior year first quarter;

•                  Operating income from sales of specialty generics increased to $7.0 million from $5.2 million as a result of the increased revenues and consistent operating expenses.

Drug Delivery Business

•                  Licensing and collaboration revenues, driven by increased U.S. royalties, increased 88% to $1.6 million in the first quarter of 2006 compared to $870,000 in the first quarter of 2005;

•                  Operating losses generated by the drug delivery business increased to $3.7 million from $1.6 million - primarily as a result of $1.5 million in increased investments in research and development and $1.3 million in increased general and administrative expenses including legal costs related to ongoing litigation and consulting costs to support continued growth, as well as share-based compensation expense resulting from the required adoption of a new accounting principle, which was not required to be recorded in previous periods.

Consolidated

•                  Consolidated revenues grew to $28.3 million, or 17%, in the first quarter 2006 compared to the same quarter in 2005;

•                  Net income decreased to $1.2 million, or $0.05 per diluted share, compared to $2.2 million, or $0.10 per diluted share, in the first quarter of 2005;

•                  Foreign currency fluctuations reduced first quarter 2006 revenues by $1.7 million and net income by $325,000.

“Our specialty generics business and drug delivery business, while distinct, combine to offer a unique value proposition for investors,” commented Bentley’s President John A. Sedor. “Continued strong top-line growth, profitability and expanded marketing opportunities in our specialty generics business have allowed us to increase the investment in R&D for our drug delivery program, with a particular focus on the potential commercialization of an intranasal insulin product. Early results have been promising, and we are set to further advance this program through Phase II trials in 2006. This promises to be a transforming year for Bentley as we shift our mission to one of focus, discipline and transparency, which we believe will yield greater shareholder value for the long-term.”

In the specialty generics business, sales to licensees and others reached $9.5 million (33% of consolidated revenues) in the first quarter of 2006, up from $6.8 million (28% of consolidated revenues) in the first quarter of 2005. Bentley continued to expand its product base with the approval of 12 products in the first quarter of 2006. As of March 31, 2006, our Spanish operations have executed 157 license agreements for product registrations, of which 19 with customers in Spain and 81 with customers outside of Spain, cover actively marketed products that are generating revenues. The remaining 57 licenses, all but one of which are with customers outside of Spain, are for products that are awaiting regulatory approvals. Additionally, we have 16 contract manufacturing agreements in effect in Spain and six contract manufacturing agreements in effect for international customers.

Consolidated operating expenses increased 31% in the first quarter of 2006 to approximately $12.0 million. This increase resulted from a $1.6 million increase in research and development costs and a $1.5 million increase in general and administrative expenses. Increased research and development costs in the quarter were primarily directed toward the advancement of Bentley’s clinical program for the development of intranasal delivery of insulin. Research and development expenses also included approximately $140,000 of share-based compensation expense which was not required to be recorded in previous periods. Research and development costs represented 10.3% of first quarter 2006 revenues compared to 5.6% of revenues in the same period of the prior year. General and administrative expenses, which included approximately $300,000 of share-based compensation expense which was not required to be recorded in previous periods, represented 15.9% of first quarter 2006 revenues compared to 12.4% of revenues in the same period of the prior year.

Components of Revenue

For the three months ended March 31, 2006 (in thousands):

	Revenues Within Spain			Revenues
				Outside
	Branded	Generic		of		% of Total
Product Line	Products	Products	Other	Spain	Total	Revenues
Omeprazole	$629	$4,383	$—	$—	$5,012	18%
Simvastatin	444	1,471	—	—	1,915	7%
Enalapril	918	723	—	—	1,641	6%
Paroxetine	377	816	—	—	1,193	4%
Lansoprazole	660	241	—	—	901	3%
All other products	2,807	2,983	310	357	6,457	23%
Sales to licensees and others	—	—	2,626	6,825	9,451	33%
Licensing and collaborations	—	—	73	1,635	1,708	6%
Total Revenues	$5,835	$10,617	$3,009	$8,817	$28,278	100%
% of Q-1 2006 Revenues	21%	37%	11%	31%	100%

For the three months ended March 31, 2005 (in thousands):

	Revenues Within Spain			Revenues
				Outside
	Branded	Generic		of		% of Total
Product Line	Products	Products	Other	Spain	Total	Revenues
Omeprazole	$716	$4,120	$—	$—	$4,836	20%
Simvastatin	448	1,240	—	—	1,688	7%
Enalapril	925	465	—	—	1,390	6%
Paroxetine	364	836	—	—	1,200	5%
Lansoprazole	461	118	—	—	579	2%
All other products	3,536	2,521	112	576	6,745	28%
Sales to licensees and others	—	—	3,678	3,163	6,841	28%
Licensing and collaborations	—	—	95	870	965	4%
Total Revenues	$6,450	$9,300	$3,885	$4,609	$24,244	100%
% of Q-1 2005 Revenues	27%	38%	16%	19%	100%

Management will host a conference call to discuss first quarter 2006 results and provide a business update at 10:00 a.m. EDT on May 10, 2006. To participate on the live call, please dial (888) 332-7254 from the U.S. and Canada or, for international callers, please dial (973) 582-2856 (access code 7347553), approximately 10 minutes prior to the scheduled start time. A telephone replay will be available for 30 days by dialing (877) 519-4471 from the U.S. and Canada or (973) 341-3080 for international callers (please reference reservation number 7347553). The conference call will also be broadcast live on the Internet and may be accessed via Bentley’s web site, www.bentleypharm.com. Please go to the Company’s web site approximately 10 minutes prior to the scheduled start time to register. A replay of the conference will also be available on Bentley’s web site for 30 days.

Bentley Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on advanced drug delivery technologies and pharmaceutical products. Bentley specialty generics business manufactures a growing portfolio of generic and branded pharmaceuticals in Europe for the treatment of cardiovascular, gastrointestinal, infectious and CNS diseases through its subsidiary, Laboratorios Belmac, and markets these pharmaceutical products through its subsidiaries, Laboratorios Belmac, Laboratorios Davur, Laboratorios Rimafar and Bentley Pharmaceuticals Ireland; and manufactures and markets active pharmaceutical ingredients through its subsidiary, Bentley API.  Bentley’s drug delivery business develops proprietary drug technologies to enhance or facilitate the absorption of pharmaceutical compounds across various membranes.

Copies of Bentley Pharmaceuticals’ press releases and other information may be obtained through Bentley’s web site at www.bentleypharm.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  This press release contains forward looking statements, including without limitation, statements regarding the prospects for growth of the specialty generics business outside of Spain, Bentley’s plans to increase spending on research and development in 2006, and the prospects for further clinical development of Bentley’s intranasal insulin program. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, risks associated with the timing and nature of regulatory approvals, changes in third-party reimbursement and government mandates that impact pharmaceutical pricing, development and commercialization of Bentley’s proprietary products and formulations, competition from other manufacturers of generic and proprietary pharmaceuticals, intellectual property litigation, the efficacy and safety of Bentley’s products, the unpredictability of patent protection, risks associated with international operations, and other uncertainties detailed under “Risk Factors” in Bentley’s most recent Annual Report on Form 10-K and its other subsequent periodic reports filed with the Securities and Exchange Commission. Bentley cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Bentley undertakes no obligation to update or revise the statements, except as may be required by law.

(tables to follow)

Bentley Pharmaceuticals, Inc. and Subsidiaries
Consolidated Income Statements

(in thousands, except per share data)	For the Three Months Ended March 31,
	2006	2005
Revenues:
Net product sales	$26,570	$23,279
Licensing and collaboration revenues	1,708	965
Total revenues	28,278	24,244

Cost of net product sales	12,933	11,452

Gross profit	15,345	12,792

Operating expenses:
Selling and marketing	4,139	4,392
General and administrative	4,508	3,018
Research and development	2,908	1,351
Depreciation and amortization	436	384
Total operating expenses	11,991	9,145

Income from operations	3,354	3,647

Other income (expenses):
Interest income	253	161
Interest expense	(60)	(48)

Income before income taxes	3,547	3,760

Provision for income taxes	2,393	1,590

Net income	$1,154	$2,170

Net income per common share:
Basic	$0.05	$0.10
Diluted	$0.05	$0.10

Weighted average common shares outstanding:
Basic	21,954	21,316
Diluted	23,807	22,531

Bentley Pharmaceuticals, Inc. and Subsidiaries
Consolidated Balance Sheets

(in thousands, except per share data)	March 31, 2006	December 31, 2005
Assets

Current assets:
Cash and cash equivalents	$28,516	$32,384
Marketable securities	472	462
Receivables, net	33,867	26,916
Inventories, net	14,774	12,147
Deferred taxes	1,413	1,099
Prepaid expenses and other	1,865	2,069
Total current assets	80,907	75,077

Non-current assets:
Fixed assets, net	36,283	33,366
Drug licenses and related costs, net	14,165	13,858
Restricted cash	1,000	1,000
Other	937	919
Total non-current assets	52,385	49,143
	$133,292	$124,220

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$19,841	$15,462
Accrued expenses	12,093	9,428
Short-term borrowings	2,463	2,608
Current portion of long-term debt	332	387
Deferred income	1,152	795
Total current liabilities	35,881	28,680

Non-current liabilities:
Deferred taxes	1,693	1,665
Deferred income	2,970	2,286
Total non-current liabilities	4,663	3,951

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 2,000 shares, issued and outstanding, none	—	—
Common stock, $.02 par value, authorized 100,000 shares, issued and outstanding, 22,167 and 21,923 shares	443	438
Additional paid-in capital	138,321	139,381
Accumulated deficit	(48,836)	(49,990)
Accumulated other comprehensive income	2,820	1,760
Total stockholders’ equity	92,748	91,589
	$133,292	$124,220

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